UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	86-0891931
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 93 West Xinsong Road
Kaifeng City, Henan Province
People’s Republic of China	475002
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, Par Value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: __________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.     Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A relates to the registration of common stock, par value $0.001 per share (the "Common Stock"), of China Valves Technology, Inc., a Nevada corporation (the "Company") pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the listing of the Common Stock on the NASDAQ Stock Market LLC. The Common Stock is presently quoted on the OTC Bulletin Board under the symbol "CVVZ."

The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company’s Articles of Incorporation, as amended and Bylaws, as amended, copies of which are incorporated herein by this reference.

Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share. The number of shares of our outstanding common stock is 31,393,878 shares as of November 11, 2009. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our articles of incorporation, or any amendments thereto, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon conversion of the Warrants will be, fully paid and non-assessable.

Preferred Stock

The Company is not authorized to issue any preferred stock.

Warrants

On December 12, 2007, CCG Investors Relation Partners LLC, our investors relation consultant, received warrants to purchase 100,000 shares of our common stock. The warrants have a term of three years, are exercisable at $3 per share, subject to the usual adjustments for certain corporate events. In connection with our private placement which closed on August 26, 2008, Brean Murray, Carret & Co., LLC and Rosewood Securities, LLC, our placement agents, received, as partial compensation, warrants to purchase 704,698 and 469,799 shares of our common stock, respectively. The warrants have a term of three years and are immediately exercisable at $2.1456 per share, subject to the usual adjustments for certain corporate events. The shares underlying the warrants are being included in this registration statement. On February 18, 2009, Brean Murray, Carret & Co., LLC did a cashless exercise of all of the 704,698 warrants held by it and received 402,298 shares of common stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Corporation, located in Salt Lake City, Utah. Their mailing address is 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294.

Item 2.     Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on August 1, 1997 (incorporated herein by reference to Exhibit 3.2 to the SB-2 Registration Statement filed on November 1, 2001).
3.2	Certificate of Amendment to Certificate of Incorporation changing the corporate name filed with the Secretary of State of Nevada (incorporated herein by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed on December 21, 2007).
3.3	Bylaws of the registrant, as amended to date, (incorporated herein by reference to Exhibit 3.1 to the SB-2 Registration Statement filed on November 1, 2001).
4.1	Form of Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on August 27, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 12, 2009	China Valves Technology, Inc.

	By:	/s/ Siping Fang
Siping Fang
Chief Executive Officer